Exhibit 99.1

Press Contact:
Barry Holt
203-517-3110
bholt@informationsg.com

Investor Contact:
Frank Martell
203-517-3104
fmartell@informationsg.com

Information Services Group Names Hobbs, Waite to Board of Directors

Addition of Two Veteran Business Leaders Expands Board to Six

STAMFORD, Conn., January 22, 2008 — Information Services Group, Inc. (ISG) (AMEX: III.U, III, III.WS), formed in 2006 to build an industry-leading, high-growth information-based services company, announced today that Gerald S. Hobbs, a leading information services and media executive, and Donald C. Waite III, a highly regarded executive in management consultancy, have been elected to its Board of Directors.

The appointments are effective immediately.  With the addition of Hobbs and Waite, the ISG Board of Directors expands to six members, five of whom are independent directors.

“Jerry Hobbs and Don Waite bring tremendous industry expertise, business acumen and outstanding leadership skills to the ISG Board of Directors,” said Michael P. Connors, Chairman and Chief Executive Officer of ISG.  “Their vast knowledge of the information services industry, advisory services to executives in major corporations worldwide and strong CEO and Board level relationships will help accelerate ISG into a high-growth information-based services company.  We look forward to the many contributions they will make to our growth and success.”

Gerald S. Hobbs

Hobbs is a managing director and an operating partner at Boston Ventures. Previously, he was the Chairman and CEO of VNU, Inc. (now The Nielsen Company), a leading business, marketing and media information services company.  Under Hobbs, VNU rapidly expanded into a multi-billion dollar company by acquiring more than 60 media and information services companies over ten years.

He began his career with Procter & Gamble in brand management before joining Billboard Publications, Inc. (later BPI), a media information company in 1969.  In 1984, he led a management buyout of BPI, and later sold the business to Affiliated Publications, publisher of the Boston Globe, but remained as CEO, leading the business through a period of rapid expansion. In 1991, Hobbs and a partnership group purchased a majority interest in BPI, and in 1994 he presided over the sale of BPI to VNU.

Hobbs is past Chairman and Director of American Business Media and the Advertising Council, Inc.  He is currently a Director of BNA, Inc. and The Nielsen Company.

Donald C. Waite III

Waite is the Director of the Executives-in-Residence Program at Columbia Graduate School of Business, where he is an adjunct professor.  Previously, he was one of the top three executives worldwide with McKinsey & Company, the international management consulting firm. He retired from the firm in 2002 after 36 years of service.

Waite spent his career with McKinsey in both the U.S. and Europe where he helped build its European financial and services practices. He later returned to New York and assumed global leadership of McKinsey’s banking and securities practice, which was later combined with its financial institutions practice.  Beginning in 1990, Waite was managing partner of five McKinsey offices in the northeast U.S. (New York, Boston, New Jersey, Stamford, Washington), and from 1996 to 2002, he was one of three executives leading the firm and was chairman of the firm’s Investment and Compensation Committees.

Throughout his career, Waite has maintained a focus on the management of firms employing high-talent professionals.  He has worked extensively with senior executives in professional services firms including investment banks, advertising and media companies, on matters of strategy, organization and the retention and motivation of their professional staff.

Waite received an MBA degree with honors from Columbia Graduate School of Business, where he was a Harriman Scholar, and a B.A., with distinction, from Dartmouth College.  He serves as a Director of Presstek, Inc.

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In addition to Hobbs and Waite, the ISG Board of Directors includes Robert J. Chrenc, Michael P. Connors, R. Glenn Hubbard and Robert E. Weissman.  For more information about the ISG Board of Directors and to view complete biographies of Board members, visit http://www.informationsg.com/governance.html.

About Information Services Group, Inc.

Information Services Group, Inc. (ISG) was founded in 2006 to build an industry-leading, high-growth, information-based services company by acquiring and growing businesses in advisory, data, business and media information services.  In November 2007, the company acquired TPI, the largest sourcing advisory firm in the world.  Based in Stamford, Conn., ISG has a proven leadership team with global experience in information-based services and a track record of creating significant value for shareowners, clients and employees.  For more, visit www.informationsg.com.

Forward Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Those factors include, without limitation: (1) the ability to successfully combine the businesses of ISG and TPI; (2) the amount of cash available, operating costs and business disruption following the acquisition, including adverse effects on relationships with employees; (3) changes in the stock market and interest rate environment that affect revenues; (4) diversion of management time on acquisition related issues; (5) reaction of TPI clients to the transaction; (6) retention of key employees following closing; (7) general economic conditions such as inflation; and (8) general political and social conditions such as war, political unrest and terrorism.  The risks also relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and TPI including: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of rapid growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) operating TPI as a public company; (9) healthcare and benefit cost management; (10) ability to protect ISG and TPI’s intellectual property and the intellectual property of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions; and (13) ability to achieve the cost reduction and productivity improvements contemplated by the previously announced “Value Creation Plan.”  Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission (“SEC”), specifically as described in ISG’s annual report on Form 10-K for the fiscal year ended December 31, 2006, and ISG’s definitive proxy statement.  ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.